Exhibit 99.1

NEWS RELEASE	TALX

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX REPORTS 90 PERCENT GROWTH IN THIRD-QUARTER
EARNINGS FROM CONTINUING OPERATIONS;
RAISES GUIDANCE FOR FISCAL YEAR

     ST. LOUIS, MO (January 26, 2005) — TALX Corporation (NASDAQ: TALX) today reported that earnings from continuing operations increased 90 percent to $4.8 million, or $0.33 per diluted share, for the fiscal third quarter ended December 31, 2004, from $2.5 million, or $0.18 per diluted share, for the year-ago period. This earnings growth reflected continued strong revenue gains in The Work Number services, contributions from the three acquisitions in the fiscal year, including the October acquisitions of two tax credit management businesses, and higher gross and operating margins resulting from cost control and improved leveraging.

     Revenues increased 55 percent for The Work Number services and 29 percent for the tax management services business (formerly referred to as unemployment cost management services) compared to the year-earlier quarter. Overall, revenues grew 35 percent to $39.8 million from $29.4 million in the year-earlier quarter. Gross profit was up 45 percent to $24.1 million from $16.7 million in the year-ago period, with gross margin rising 400 basis points to 60.6 percent from 56.6 percent the year before.

     Revenues for the first nine months of fiscal 2005 increased 23 percent to $112.5 million from $91.1 million the year before. Earnings from continuing operations for the period were $8.9 million, or $0.62 per diluted share, which includes a reserve of $3.0 million, or $0.21 per diluted share, related to a potential SEC settlement recorded in the first quarter of fiscal 2005. Excluding this non-operating charge, earnings from continuing operations would have been $11.9 million, or $0.83 per diluted share, representing a 40 percent increase compared with $8.5 million, or $0.60 per diluted share, the year before. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     Due to overall favorable operating trends, TALX is again raising guidance for the fiscal year ending March 31, 2005. Revenue is now estimated to be a range of $154.0 million to $156.0 million compared to previous guidance of $151.0 million to $154.0 million. The estimate for diluted earnings per share from continuing operations, including the $0.21 per share non-operating charge, is now a range of $0.97 to $0.99, compared to the previous estimate of $0.90 to $0.92. Excluding this non-operating charge, guidance for anticipated diluted earnings per share from continuing operations increased to a range of $1.18 to $1.20 from the previous estimate of $1.11 to $1.13. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     TALX also provided initial guidance for the fourth quarter. The Company expects revenues ranging from $41.5 million to $43.5 million and diluted earnings per share from continuing operations of $0.35 to $0.37.

     William W. Canfield, president and chief executive officer, commented, “Third-quarter revenues for both of our core businesses exceeded our expectations. We continued to execute our focused strategies within The Work Number services, resulting in strong transaction levels which drove significant revenue growth. In our tax management services business, the quarter benefited from revenues from our October acquisitions of Net Profit, Inc. and TBT Enterprises, Inc. In addition to their contribution to our third quarter, these acquisitions offer two important opportunities. The first is our ability to provide a best-of-class service to help our clients manage available tax credits. The second is the expansion of our cross-selling capabilities.”

     In the third quarter, revenues from The Work Number services increased 55 percent to $15.6 million from $10.0 million in the year-ago quarter, primarily reflecting higher transaction volume and an increase in the number of records in the database. Additionally, the current quarter includes revenues from the candidate screening and automated hiring services (HireXpress) and employment verification businesses acquired in April. Gross profit increased 64 percent to $11.4 million from $6.9 million in the year-ago quarter, with gross margin increasing 410 basis points to 73.1 percent from 69.0 percent.

     The total number of employment records in The Work Number services database increased to 104.1 million at December 31, 2004 from 87.4 million a year ago, representing a 19 percent gain. The company added 3.9 million employment records during the quarter, which is a 4 percent increase in total records over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 17 percent to 109.2 million at December 31, 2004 from 93.2 million a year earlier and 3 percent over the previous sequential quarter total of 105.8 million.

     Revenues from tax management services increased 29 percent to $23.6 million from $18.4 million in the year-ago period, primarily representing the contribution from the two tax credit businesses acquired in October. Gross profit in the tax management services business increased 36 percent to $12.3 million from $9.1 million. Gross margin rose 290 basis points to 52.3 percent compared to 49.4 percent in the same quarter last year.

     L. Keith Graves, chief financial officer, commented, “We are very pleased with overall cost control within the company. In addition to the 400 basis point improvement in our gross margin, our SG&A expenses as a percentage of revenues improved by 290 basis points compared with the year-earlier quarter. As a result, our operating margin increased 690 basis points for the quarter to a record 21.9 percent.”

     All references to earnings per diluted share are presented before the effect of a previously announced 3-for-2 stock split payable February 17 to shareholders of record on January 20.

     A conference call to discuss the company’s performance during its fiscal 2005 third quarter, as well as its outlook, is scheduled for Thursday, January 27, at 9:00 a.m. Central Standard Time. To participate in this call, dial (800) 553-0273. A slide presentation will accompany the call on the Web at www.talx.com/2005. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30 p.m. CST on Thursday, January 27, 2005 through 11:59 p.m. CST on April 27, 2005. The replay number is (800) 475-6701 and the access code is 766882.

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and tax management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the fourth quarter of fiscal 2005 and for the fiscal year ending March 2005, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the risks detailed in the company’s Form 10-Q for the quarterly period ended September 30, 2004 under the caption “Risk Factors” in “Part I — Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as residential mortgage activity and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with changes in economic conditions or unemployment compensation laws; (7) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (9) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services; and (10) the risk of interruption of our computer network and telephone operations, including potential slowdown or loss of business as potential clients review our operations. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

TALX Corporation and Subsidiaries
Supplemental Financial Information

The Company sometimes uses information derived from consolidated financial information but not presented in the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Specifically, in this release, the Company has used non-GAAP financial measures to eliminate the effect on earnings from continuing operations and diluted earnings per share of a $3.0 million charge recorded in connection with a potential SEC settlement, which is referred to below as the “contingent claim.”

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Management uses these non-GAAP measures internally to evaluate the performance of the business, including allocation of assets and resources, planning, comparison of financial performance between historical periods and evaluation and compensation of management and staff. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because these measures exclude elements that management does not consider to be indicative of earnings from ongoing operating activities and allow for an equivalent comparison to prior-period results.

All references to earnings per diluted share are presented before the effect of a previously announced 3-for-2 stock split payable February 17 to shareholders of record on January 20.

Reconciliation of the Nine Months Ended December 31, 2004 Adjusted Earnings from Continuing Operations to GAAP Earnings from Continuing Operations:

Adjusted earnings from continuing operations	$11.9	million
Less: Reserve for contingent claim	3.0	million

GAAP earnings from continuing operations	$8.9	million

Reconciliation of the Nine Months Ended December 31, 2004 Adjusted Diluted Earnings Per Share to GAAP Diluted Earnings Per Share:

Adjusted diluted EPS from continuing operations	$0.83
Less: Reserve for contingent claim	0.21

GAAP diluted EPS from continuing operations	$0.62

Reconciliation of Adjusted Diluted Earnings Per Share Annual Guidance to GAAP Diluted Earnings Per Share Annual Guidance:

New Guidance:
Adjusted diluted EPS from continuing operations	$1.18	to	$1.20
Less: Reserve for contingent claim	0.21		0.21

GAAP diluted EPS from continuing operations	$0.97	to	$0.99

Previous Guidance:
Adjusted diluted EPS from continuing operations	$1.11	to	$1.13
Less: Reserve for contingent claim	0.21		0.21

GAAP diluted EPS from continuing operations	$0.90	to	$0.92

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
The Work Number services	$15,558	$10,028	$44,163	$32,597
Tax management services	23,605	18,356	66,167	55,241
Maintenance and support	677	1,060	2,201	3,295

Total revenues	39,840	29,444	112,531	91,133

Cost of revenues:
The Work Number services	4,186	3,106	12,309	9,531
Tax management services	11,260	9,289	33,267	29,048
Maintenance and support	253	390	717	1,050

Total cost of revenues	15,699	12,785	46,293	39,629

Gross profit	24,141	16,659	66,238	51,504

Operating expenses:
Selling and marketing	6,965	5,558	20,603	17,481
General and administrative	8,460	6,678	23,909	19,317

Total operating expenses	15,425	12,236	44,512	36,798

Operating income	8,716	4,423	21,726	14,706

Other income(expense), net:
Interest income	66	14	122	51
Interest expense	(827)	(205)	(2,110)	(740)
Reserve for contingent claim	—	—	(3,000)	—
Other, net	1	—	—	4

Total other income (expense), net	(760)	(191)	(4,988)	(685)

Earnings from continuing operations before income tax expense	7,956	4,232	16,738	14,021
Income tax expense	3,143	1,693	7,797	5,485

Earnings from continuing operations	4,813	2,539	8,941	8,536
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	8	28	15	127
Gain on disposal of discontinued operations, net	145	—	425	—

Earnings from discontinued operations	153	28	440	127

Net earnings	$4,966	$2,567	$9,381	$8,663

Basic earnings per share:
Continuing operations	$0.35	$0.19	$0.65	$0.63
Discontinued operations	0.01	—	0.03	0.01

Net earnings	$0.36	$0.19	$0.68	$0.64

Diluted earnings per share:
Continuing operations	$0.33	$0.18	$0.62	$0.60
Discontinued operations	0.01	—	0.03	0.01

Net earnings	$0.34	$0.18	$0.65	$0.61

Weighted average number of shares outstanding
(basic)	13,774,937	13,566,750	13,725,965	13,534,278

Weighted average number of shares outstanding
(diluted)	14,542,469	14,311,935	14,393,656	14,212,126

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	December 31,	March 31,
Assets	2004	2004
	(unaudited)
Current assets:
Cash and cash equivalents	$8,231	$8,568
Short-term investments	7,615	1,475
Accounts receivable, less allowance for doubtful accounts of $2,974 at December 31, 2004 and $1,096 at March 31, 2004	19,474	15,456
Work in progress, less progress billings	1,814	1,714
Prepaid expenses and other current assets	4,520	10,406
Deferred tax assets, net	580	30

Total current assets	42,234	37,649
Restricted cash	—	38,645
Property and equipment, net of accumulated depreciation of $17,059 at December 31, 2004 and $13,044 at March 31, 2004	11,254	8,966
Capitalized software development costs, net	3,293	3,186
Goodwill	133,896	106,739
Other intangibles, net	47,023	17,387
Other assets	1,187	1,418

	$238,887	$213,990

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,086	1,374
Accrued expenses and other current liabilities	16,925	16,794
Dividends payable	829	682
Current portion of long-term debt	11,800	10,000
Deferred revenue	4,673	2,803

Total current liabilities	37,313	31,653
Deferred tax liabilities, net	7,213	5,912
Long-term debt, less current portion	48,650	40,000
Other non-current liabilities	2,410	2,608

Total liabilities	95,586	80,173

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at December 31, 2004 and March 31, 2004	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 13,948,542 shares at December 31, 2004 and March 31, 2004	140	140
Additional paid-in capital	164,197	163,190
Deferred compensation	(244)	—
Accumulated deficit	(18,856)	(25,536)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $73 at December 31, 2004 and $33 at March 31, 2004	(112)	(51)
Treasury stock, at cost, 133,590 shares at December 31, 2004 and 301,041 shares at March 31, 2004	(1,824)	(3,926)

Total shareholders’ equity	143,301	133,817

	$238,887	$213,990

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$9,381	$8,663
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,874	6,048
Deferred compensation	14	—
Deferred taxes	751	1,718
Net assets of business held for sale	—	(117)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(2,746)	2,504
Work in progress, less progress billings	(100)	(421)
Prepaid expenses and other current assets	6,316	(1,968)
Other assets	122	(10)
Accounts payable	1,493	(375)
Accrued expenses and other current liabilities	(485)	523
Deferred revenue	(70)	(400)
Other non-current liabilities	(251)	100

Net cash provided by operating activities	22,299	16,265

Cash flows from investing activities:
Additions to property and equipment	(4,709)	(4,202)
Decrease in restricted cash	38,645	—
Acquisitions, net of cash received	(59,285)	(1,734)
Purchases of short-term investments	(6,140)	(3,975)
Proceeds from sale of short-term investments	—	1,700
Capitalized software development costs	(1,538)	(605)

Net cash used in investing activities	(33,027)	(8,816)

Cash flows from financing activities:
Issuance of common stock	2,132	1,785
Purchase of common stock	—	(1,795)
Borrowings under long-term debt facility	18,000	—
Repayments under long-term debt facility	(7,550)	(10,763)
Dividends paid	(2,191)	(1,756)

Net cash provided by (used in) financing activities	10,391	(12,529)

Net decrease in cash and cash equivalents	(337)	(5,080)
Cash and cash equivalents at beginning of period	8,568	9,409

Cash and cash equivalents at end of period	$8,231	$4,329

# # #